June 10, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (305) 856-7342

Mr. Lawrence Rothstein
Principal Financial Officer
HMG/Courtland Properties, Inc.
1870 S. Bayshore Drive
Coconut Grove, FL 33133

Re:	HMG/Courtland Properties, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Filed March 31, 2005
	File No. 1-07865

Dear Mr. Rothstein:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 2